UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 30, 2005

MOLECULAR IMAGING CORPORATION

A Delaware Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	000-27725	11-2787966
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

9530 Towne Centre Drive, Suite #120

San Diego, California 92121

(Address of principal executive offices)

(858) 642-0032

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As previously reported, in July 2005 the Company entered into forbearance agreements with Siemens Financial Services, Inc. (“Siemens”), Ascendiant PET Partners-I, LLC (“PET Partners”), and Citicorp Vendor Finance, Inc. (“Citicorp”) with respect to the Company’s default under the equipment leases with those leasing companies. The forbearance agreements provide that each of Siemens, PET Partners and Citicorp will forbear from exercising their rights, powers and remedies under the applicable leases, or rights and remedies existing at law or in equity, until September 30, 2005, provided the Company makes certain payments to each lessor and otherwise complies with the terms of the forbearance agreements. The Company entered into an agreement with each of these parties effective September 30, 2005 to extend the terms of the forbearance period until December 31, 2005 in exchange for the Company’s continued monthly payments and compliance with the terms of the forbearance agreements.

ITEM 8.01	OTHER EVENTS

Stony Brook University Hospital in New York (“SUNY”) exercised its right under the mobile services contract with the Company to terminate its contract, without cause, effective as of September 30, 2005. SUNY has now contracted with a newly established third party organization to provide mobile services for the interim period until SUNY completes its planned stationary imaging center. SUNY represented approximately 10% of the Company’s gross revenues for fiscal year 2005, and approximately 12% of its gross revenues for the first quarter of fiscal year 2006. The Company’s agreement with SUNY was scheduled to terminate at the end of the third quarter of fiscal year 2006. The Company is working to secure additional accounts to offset or replace the revenues historically received from SUNY. However, there can be no assurances such revenues can be replaced. The Company’s revenues after September 2005 will be lower than the revenues for fiscal year 2005 and the first quarter of fiscal year 2006 unless and until the Company secures additional contracts that can replace the SUNY revenue.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MOLECULAR IMAGING CORPORATION

Dated: October 6, 2005	By:	/s/ Dennis M. Mulroy
Dennis M. Mulroy, Chief Financial Officer